UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

September 30, 2005
Date of report (Date of earliest event reported)

C2 GLOBAL TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA
(State or Other Jurisdiction of
Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)
40 King Street West, 32nd Floor, Toronto, Ontario, M5H 3Y2, Canada

(Address of Principal Executive Offices and Zip Code)

(416) 866 3000

(Registrants Telephone Number, Including Area Code)

1001 Brinton Road, Pittsburgh, PA 15221
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02  Termination of a Material Definitive Agreement

As disclosed in Item 5.02 of this Current Report on Form 8-K, Eric S. Lipscomb, the Company’s Vice President of Accounting, Controller and Chief Accounting Officer, ceased being an employee of  the Company (as defined below) subsequent to and effective as of the closing of the below-referenced asset sale transaction. Mr. Lipscomb’s Employment Agreement, dated January 1, 2005, was assigned to the Buyer (as defined below) in conjunction with his departure of the Company.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 30, 2005, C2 Global Technologies Inc., (f/k/a Acceris Communications Inc.), a Florida corporation (“C2” or the “Company”), announced the closing of the sale of substantially all assets and assumption of certain of its liabilities pursuant to the terms and provisions of the May 19, 2005 Asset Purchase Agreement (the “APA”). A copy of the APA was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2005 and is incorporated herein by reference.

Under the APA, the Company, its wholly-owned subsidiary Acceris Communications Corp., a Delaware corporation (“ACC”), and its majority stockholder, Counsel Corporation (“Counsel”), on the one hand, executed the APA to sell substantially all of the assets and to transfer certain liabilities of ACC to Acceris Management and Acquisition LLC, a Minnesota limited liability company and wholly-owned subsidiary of North Central Equity LLC (collectively, the “Buyer”), on the other hand. In accordance with the APA, the consideration for the acquired assets and operations was the Buyer’s assumption of certain designated liabilities of the telecommunications segment in the aggregate amount of approximately $24.2 million, subject to certain accounting and closing adjustments. The foregoing sale resulted in the Company’s recording a gain on sale of the assets. The Company is currently in the process of ascertaining the amount of this gain and will report an estimate of the gain on sale in its Quarterly Report on Form 10-Q for the third quarter of 2005.

On August 5, 2005, the Company’s shareholders considered and approved the asset sale transaction at the Annual Shareholder Meeting.

The previously filed Form 8-K described the terms of the APA and related transaction documents and included copies of all operative agreements. All readers of this Current Report are encouraged to read the entire texts of these agreements.

Related Matters

On May 16, 2005, Counsel agreed to extend the maturity dates of all outstanding and future loans, payable by C2 to Counsel, to December 31, 2006 from their then-current maturity of April 30, 2006. All other terms of the loan agreements remain in full force and effect. The extension was subject to the legal closing of the APA (the “Condition Precedent”). On May 16, 2005, Counsel also agreed to extend its Keep Well agreement (the “Keep Well”) with C2, which was scheduled to expire on June 30, 2005, to December 31, 2006. The Keep Well requires Counsel to fund, through long-term inter-company advances or equity contributions, all capital investment, working capital or other operational cash requirements of C2. The extension of the Keep Well was also subject to the Condition Precedent described above.

On September 30, 2005, the Company, in conjunction with the completion of the sale described above, modified the security interest in the Company held by Laurus Master Fund, Ltd. (“Laurus”) to: 1) release Laurus’ security interest in the assets being disposed of in the sale of the Telecommunications assets, 2) make Laurus the senior lender to the business on the assets remaining in the business following the sale of the Telecommunications assets, 3) put $1,800,000 into a restricted cash account to the benefit of Laurus, the proceeds of which Laurus is authorized to apply to scheduled monthly amortization payments under the loan.

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Eric S. Lipscomb, the Company’s Vice President of Accounting, Controller and Chief Accounting Officer, ceased being an employee of  the Company subsequent to and effective as of  the closing of the above-referenced asset sale transaction.

Section 8 - Other Events

Item 8.01 Other Events

On October 3, 2005, the Company issued a press release announcing the asset disposition. A copy of this press release is attached as Exhibit 99.1 hereto. The reader is advised to read this press release in its entirety.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No. Description
99.1  Press Release dated October 3, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C2 Global Technologies Inc.
Date: October 6, 2005	By:	/s/ Gary M. Clifford
		Name:	Gary M. Clifford
		Title:	Chief Financial Officer and Vice President of Finance